Exhibit 99.1

Aytu BioPharma to Report Fourth Quarter and Fiscal 2022 Financial Results on September 27, 2022

ENGLEWOOD, CO / September 20, 2022 / Aytu BioPharma, Inc. (Nasdaq: AYTU), a pharmaceutical company focused on commercializing novel therapeutics, with a development pipeline addressing rare, pediatric-onset disorders, will report financial results for its fourth quarter and fiscal year ended June 30, 2022, after the market close on Tuesday, September 27, 2022. The Company has scheduled a conference call that same day, Tuesday, September 27, 2022, at 4:30 pm ET, to review the results.

Conference Call Information

Date and Time: Tuesday, September 27, 2022, at 4:30 pm ET

Call-in Information: Interested parties can access the conference call by dialing (888) 506-0062 or (973) 528-0011 using the participant access code 367672.

Webcast Information: The webcast will be accessible live and archived at the following link, https://www.webcaster4.com/Webcast/Page/2142/46589 and on Aytu BioPharma's website, within the Investors section under Events & Presentations, at aytubio.com, for 90 days.

Replay: A teleconference replay of the call will be available until October 11, 2022 at (877) 481-4010 or (919) 882-2331, replay access code 46589.

About Aytu BioPharma, Inc.

Aytu BioPharma is a pharmaceutical company with a portfolio of commercial prescription therapeutics and consumer health products, and a growing therapeutics pipeline focused on treating rare, pediatric-onset disorders. The company's prescription products include Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) and Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of attention deficit hyperactivity disorder (ADHD), as well as Karbinal® ER (carbinoxamine maleate), an extended-release antihistamine suspension indicated to treat numerous allergic conditions, and Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary fluoride-based prescription vitamin product lines available in various formulations for infants and children with fluoride deficiency. Aytu is also building a therapeutic pipeline, which includes AR101 (enzastaurin), a PKCβ inhibitor in development for the treatment of Vascular Ehlers-Danlos Syndrome (VEDS). VEDS is a rare genetic disease typically diagnosed in childhood resulting in high morbidity and a significantly shortened lifespan, and for which there are no currently approved treatments. AR101 has received Orphan Drug designation and Fast Track designation from the U.S. Food and Drug Administration and has received Orphan Drug designation from the European Commission. Aytu is also researching and advancing the development of the Healight ultraviolet light A (UVA) endotracheal catheter, a patented, investigational medical device with potential application in the treatment of severe, difficult-to-treat respiratory infections. To learn more, please visit aytubio.com.

Contacts for Investors:

Mark Oki, Chief Financial Officer

Aytu BioPharma, Inc.

moki@aytubio.com

Robert Blum or Roger Weiss

Lytham Partners

AYTU@lythampartners.com